Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (Nos. 333-29843, 333-70245, 333-69252, 333-139351, and 333-186817) on Form S-8 of our report dated June 11, 2020 appearing in the annual report on Form 11-K of SPX Corporation Retirement Savings and Stock Ownership Plan as of December 31, 2019 and 2018 and for the year ended December 31, 2019.

/s/ Plante & Moran, PLLC
Southfield, Michigan
June 11, 2020